  As filed with the Securities and Exchange Commission on September 20, 1996
                                                     Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              -------------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              -------------------

                            CORPORATE EXPRESS, INC.
             (Exact name of registrant as specified in its charter)

   Colorado                          5112                       84-0978360
(State or other           (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of            Classification Code Number)      Identification No.)
incorporation or
organization)
                          ---------------------------

                            325 Interlocken Parkway
                          Broomfield, Colorado  80021
                                (303) 373-2800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Jirka Rysavy
                            Chief Executive Officer
                            Corporate Express, Inc.
                            325 Interlocken Parkway
                          Broomfield, Colorado  80021
                                (303) 373-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -----------------------------

                                  Copies to:

       Justin P. Klein, Esq.                      William L. Hudson, Esq.
     Gerald J. Guarcini, Esq.                    Brobeck, Phleger & Harrison
 Ballard Spahr Andrews & Ingersoll                       One Market
  1735 Market Street, 51st Floor                     Spear Street Tower
 Philadelphia, Pennsylvania  19103             San Francisco, California  94105
          (215) 665-8500                               (415) 442-0900

                         -----------------------------

       Approximate date of commencement of proposed sale to the public:
    From time to time after this Registration Statement becomes effective.

                         -----------------------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                            ---------
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                           -------
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

- -----------------------------------------------------------------------------------------------------------------------------------
                                                  CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
    Title of each class of                                                 Proposed maximum aggregate            Amount of
  securities to be registered                 Amount to be registered           offering price(1)             registration fee
- -----------------------------------------------------------------------------------------------------------------------------------
4 1/2% Convertible Notes due 2000                 $325,000,000                   $325,000,000                  $112,068.97
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0002 per share        6,500,000 shares   (2)                -                             -
- -----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(i).

(2) Such number represents the number of shares of Common Stock initially issuable upon conversion of the Notes registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes by reason of adjustment of the conversion price under certain circumstances outlined in the Prospectus.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A        +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement       +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                              +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS       Subject to Completion, Dated September 20, 1996
           , 1996
- -----------

                $325,000,000 4 1/2% Convertible Notes due 2000

                       6,500,000 shares of Common Stock


                                     LOGO

                              --------------------


     This Prospectus relates to the offering by the selling securityholders named herein (the "Selling Securityholders") of 4 1/2% Convertible Notes due 2000 of Corporate Express, Inc. (the "Company" or "Corporate Express") in the aggregate principal amount of up to $325 million (the "Notes" or the "Offered Notes"). In addition, this Prospectus relates to the offering by the Selling Securityholders of 6,500,000 shares (subject to adjustment under certain circumstances) of common stock, par value $.0002 per share (the "Common Stock" and, together with the Offered Notes, the "Securities"), issued or issuable upon conversion of the Offered Notes. This Prospectus does not cover the initial issuance of shares of Common Stock upon conversion of the Offered Notes.

     The Offered Notes were issued and sold in June 1996 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the managers who placed the Offered Notes (the "Managers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional accredited investors or to persons in offshore transactions in reliance upon Regulation S under the Securities Act.

     The Offered Notes are convertible into shares of Common Stock of the Company prior to redemption or maturity, at a conversion price of $50.00 per share, subject to adjustment under certain conditions. See "Description of the Notes -Conversion." The Notes are listed on the Luxembourg Stock Exchange and, prior to their resale pursuant to this Prospectus, the Offered Notes were eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Offered Notes resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.

     The Company will not receive any of the proceeds from the sale of the Securities offered hereby. The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific amount of Securities to be sold, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. The Company has agreed to bear all expenses of registration of the Securities under federal and state securities laws and to indemnify the Selling Securityholders against certain liabilities under the Securities Act. See "Plan of Distribution."

     The Selling Securityholders and any broker-dealer, agents or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Securities purchased by them may be deemed to be underwriting commission or discounts under the Securities Act.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CEXP." On September 18, 1996, the last reported sale price of the Common Stock was $36.125 per share.

                             --------------------


     See "Risk Factors" commencing on page 11 for a discussion of certain factors that should be considered by prospective investors in the Securities.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION


               The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's internet web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                         -----------------------------


     As used in this Prospectus, "fiscal 1991," "fiscal 1992," "fiscal 1993," "fiscal 1994," "fiscal 1995" and "fiscal 1996" refer to the Company's fiscal years ended or ending February 29, 1992, February 28, 1993, February 28, 1994, February 25, 1995, March 2, 1996 and March 1, 1997 respectively. All information in this Prospectus has been adjusted to reflect a one for two reverse stock split on August 29, 1994 and a 50% share dividend distributed on June 21, 1995. All references in this Prospectus to "$" refer to United States dollars.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents of the Company filed with the Commission (File No. 0-24642) are incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 2, 1996;

               (b) The Company's Quarterly Report on Form 10-Q for the quarter ended June 1, 1996;

               (c) The Company's Current Report on Form 8-K/A filed on June 19, 1996 and the Company's current reports on Form 8-K filed on September 14, 1996 and September 20, 1996, respectively; and

               (d) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

               In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

              THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY BY CONTACTING THE SECRETARY OF THE COMPANY AT 325 INTERLOCKEN PARKWAY, BROOMFIELD, COLORADO 80021. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.

- --------------------------------------------------------------------------------


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                  The Company

     Corporate Express is a leading provider of office products and services to large corporations. Since 1991, Corporate Express has expanded through acquisitions from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia, Germany and New Zealand. Corporate Express believes it has developed a substantially different business model from traditional contract stationers, defining itself as a "Corporate Supplier" which provides a broad array of nonproduction goods and services to its customers while reducing overall procurement costs and providing a high level of customer service. The Company's current offering includes office supplies, computer and imaging supplies, computer software, office furniture, forms management, printing, same-day local delivery service and distribution logistics management. Corporate Express markets to its existing and prospective customers through a direct sales force and fulfills its products and services through over 500 locations and a fleet of approximately 7,000 owned or contracted vehicles.

     The Company's target customers are large corporations with over 100 employees. The Company believes that these large corporations increasingly are seeking to reduce the cost of procuring nonproduction goods and services and decrease the time and effort spent managing functions that are not considered core competencies. To that end, corporations are seeking to reduce the number of their suppliers in order to eliminate the internal costs associated with multiple invoices, deliveries, ordering procedures, uneven service levels and inconsistent product availability. Many large corporations operate from multiple locations and can benefit from selecting a single supplier who can service them nationally or internationally.

     In many non-production goods and services sectors, including office products and same-day local delivery, competition is often highly fragmented and consists primarily of smaller local or regional providers. The Company believes that the desire of large corporations to reduce their number of suppliers to a small group of reliable and cost-effective partners will lead to a further consolidation of currently fragmented sectors, as well as initiate consolidations between sectors where the ultimate requirement will be the ability to meet customers' needs rather than to supply a particular product or service.

     The Company's Corporate Supplier strategy is designed to reduce its customers' total costs and the internal effort necessary to manage the procurement of non-production goods and services. The Company believes that its target customers value a high level of service including account relationship managers, delivery services and customized pricing, electronic interfaces, reporting formats and product catalogs. Corporate Express' broad product and service offering permits the Company to reduce the procurement costs its customers incur in dealing with multiple vendors while servicing customers' broad geographical service and delivery requirements.

     Corporate Express also seeks to continually reduce its merchandise and operating costs which should permit it to offer its customers lower prices. By purchasing most of its products directly from manufacturers in large volumes and limiting the number of manufacturers represented in its In-Stock Catalog and other specialty catalogs, Corporate Express is increasingly able to earn volume discounts and advertising allowances from its vendors. Corporate Express believes its computer systems represent a key strategic advantage which differentiates the Company from its competitors and permits it to achieve cost savings, provide superior customer service and centrally manage its operations.

     The Company historically has grown and intends to continue to grow in the future through a combination of acquisitions and internal growth. The Company plans to increase sales to existing customers by cross-selling its expanded product and service offering and developing existing customers into international, national or


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


multi-regional accounts. Corporate Express seeks to gain new customers, including national and international accounts, through the marketing efforts of its direct sales force and through acquisitions of other suppliers and companies offering complementary products and services. Further, the recent merger with U.S. Delivery Systems, Inc. ("Delivery") has expanded the Company's delivery capabilities and geographic coverage in the United States and Corporate Express intends to develop sales efforts in these new geographic areas. In addition, the Company may open additional satellite sales offices and distribution breakpoints to serve new accounts and to continue to add new product and service capabilities.

     In order to better service its multi-national customers and to take advantage of the fragmented nature of many international markets, Corporate Express has devoted substantial resources to expanding outside of the United States, principally through acquisitions. The Company has acquired or made investments in companies in Canada and Australia in calendar 1995, and the United Kingdom, Germany and New Zealand in calendar 1996. In addition, the Company has recently entered into agreements to acquire two office products suppliers in Italy. The Company plans to enter additional international markets in the future. Over time, the Company plans to implement appropriate aspects of the Corporate Supplier business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts.

     The Company was incorporated under the laws of Colorado in 1985. The Company operates its business through various subsidiaries. The Company's executive offices are located at 325 Interlocken Parkway, Broomfield, Colorado 80021, and its telephone number is (303) 373-2800.

                              Recent Developments

     Acquisition Activity. Since the beginning of fiscal 1996, the Company has completed 56 acquisitions, including 45 office products companies, ten delivery companies and one software reseller. Of these acquisitions, 26 were in the United States, four were in Canada, seven were in the United Kingdom, six were in Australia, two were in New Zealand and one was in Germany.




                                       4
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------




     Corporate Reorganization. As of June 18, 1996, the Company consummated a reorganization pursuant to which the Company formed CEX Holdings, Inc., a wholly-owned subsidiary organized under the laws of Colorado ("CEX Holdings"), and contributed substantially all of its assets, including the capital stock of most of its operating subsidiaries, and assigned substantially all of its liabilities, to CEX Holdings. The Company believes that the reorganization will enable the Company to achieve certain tax advantages, provide the Company more flexibility to engage in certain financing transactions and allow the Company to better manage its operating subsidiaries.

     Proposed Merger. On September 11, 1996, the Company announced that it had signed a definitive agreement providing for the merger of the Company with United Transnet, Inc., a same-day local delivery service company based in Roswell, Georgia and having operations in 39 states. The merger agreement provides that each share of United Transnet's common stock will be exchanged for
0.45 of a share of the Company's common stock. The consummation of the merger is subject to approval by United Transnet stockholders, receipt of all necessary regulatory approvals, satisfactory confirmation that the merger will be treated as a tax-free reorganization and accounted for as a pooling of interests, and other customary conditions.

             Important Factors Regarding Forward-Looking Statements

     Some of the information presented in this Prospectus constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, uncertainties related to integrating recent acquisitions, uncertainties relating to the introduction of Company's new product and service offerings, uncertainties related to future domestic and international acquisitions, uncertainties related to the Company's systems and proprietary software, uncertainties related to legislation with respect to independent contract drivers, uncertainty of whether the Company's activities will continue to be successful, and uncertainties related to competition and the demand for the products and services offered by the Company. Specific reference is made to the risks and uncertainties described under "Risk Factors."


                                       5
- --------------------------------------------------------------------------------

                                  The Offering


           THIS PROSPECTUS RELATES TO THE OFFERING BY THE SELLING SECURITY HOLDERS OF BOTH THE OFFERED NOTES AND, TO THE EXTENT THE OFFERED NOTES HAVE BEEN, OR ARE, CONVERTED, THE COMMON STOCK. THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE OFFERED NOTES IS NOT COMPLETE AND IS QUALIFIED BY ALL OF THE TERMS AND CONDITIONS CONTAINED IN THE OFFERED NOTES AND IN THE INDENTURE (AS DEFINED HEREIN). FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE OFFERED NOTES, SEE "DESCRIPTION OF THE NOTES."

The Common Stock
Common Stock outstanding as of September 18, 1996(1).....................  71,287,760 shares
Common Stock to be outstanding assuming conversion of the Notes(1)......  77,787,760 shares
Nasdaq National Market symbol...........................................  CEXP

- --------------
(1) Excludes 11,374,204 shares of Common Stock issuable upon exercise of stock options and other warrants outstanding at September 18, 1996.

The Offered Notes

Securities Offered......   U.S. $325,000,000 principal amount of 4 1/2%
                           Convertible Notes due July 1, 2000 (the "Notes"), with interest payable on January 1 and July 1, commencing on January 1, 1997.

Issuer..................   Corporate Express, Inc., a Colorado corporation.

Offering Price..........   100% of principal amount plus accrued interest from
                           June 24, 1996, if any.

Conversion..............   The Notes are convertible into the Company's Common
                           Stock, par value $.0002 per share, at any time after 90 days following the Settlement Date and prior to maturity or five business days prior to any redemption or repurchase at a conversion price of U.S. $50.00 per share, subject to adjustment under certain conditions.

Optional Redemption by
the Company.............   The Notes are not redeemable prior to July 1, 1998.
                           Thereafter, the Notes are redeemable at the Company's option, in whole or in part, at any time and from time to time, at redemption prices as described herein, plus accrued interest, except that, until July 1, 1999 the Notes cannot be redeemed at the Company's option unless the closing sale price of the Common Stock equals or exceeds 150%, of the then effective conversion price for at least 15 out of 30 consecutive trading days ending within 20 days before the notice of redemption is first mailed.

Additional Amounts and Redemption
For Taxation Reasons.....  The Company will pay Additional Amounts (as defined), subject to certain exceptions, in order that the non-U.S. Holders of Notes or coupons receive the full amount of the principal, premium, if any, and interest specified therein (including any amount payable upon a repurchase of the Notes as described below under "Repurchase at Option of Holders Upon Change in Control") without deduction for or on account of U.S. withholding taxes. In the event that the Company must pay such Additional Amounts as a result of a change in or amendment to the tax laws, the affected Notes will be redeemable at the option of the Company, in whole but not in part, at 100% of the principal amount thereof, plus any accrued interest to the redemption date (but without reduction for U.S. withholding taxes). If U.S. information reporting requirements are changed so as to require disclosure of the nationality, residence or identity of the beneficial owners of Bearer Notes or coupons, the Company is required to either, at its option, (a) redeem the Bearer Notes, in whole but not in part, at 100% of the principal amount thereof, plus accrued interest to the redemption date; or (b) if such disclosure may be avoided by payment of a backup withholding tax or similar charge, withhold and pay (subject to certain limited exceptions) any additional amounts necessary to cause the holders of the Bearer Notes or coupons to receive the full amount of the principal, premium, if any, and interest specified therein when due.

Repurchase at Option of Holders
 Upon Change in Control..  Upon a Change in Control (as defined), holders of
                           Notes ("Holders") will have the right, subject to certain restrictions and conditions, to require the Company to repurchase all or any part of their Notes at the principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase.

Structural Subordination.  The Notes are general unsecured obligations of the
                           Company which rank pari passu with the Company's other unsecured indebtedness and general liabilities, including trade payables. The Notes have not been guaranteed by and do not constitute an obligation of any of the Company's subsidiaries. Since the Company is a holding company which conducts substantially all of its operations through the operating subsidiaries of CEX Holdings, the Notes are effectively subordinated to all of the obligations and liabilities of the Company's subsidiaries, including the secured and unsecured indebtedness of such subsidiaries. Neither the Indenture nor the Notes limit the Company's or any subsidiary's right to incur secured or unsecured indebtedness. While the Company had no indebtedness which was senior to the Notes as of the date of this Prospectus, the indebtedness of the Company's subsidiaries included, but was not limited to, approximately U.S. $90.0 million of principal due under certain 9 1/8% Senior Subordinated Notes due 2003.


Events of Default........  Events of Default (as defined): (i) failure of the
                           Company to pay interest for 30 days after the same is due or failure to pay all or any part of the principal or repurchase price when due; (ii) failure of the Company to comply with any of its other agreements contained in the Notes or the Indenture for 30 days after receipt of notice of such failure;
                           (iii) default by the Company or any Material
                           Subsidiary (as defined in the Indenture) of the Company with respect to its obligation to pay principal of, premium, if any, or interest on certain other indebtedness aggregating more than $30,000,000, or the acceleration of such indebtedness under the terms of the instruments evidencing such indebtedness, which has not been withdrawn within the 30 days from the date of such default; and (iv) certain events of bankruptcy or insolvency, including without limitation, appointment of a custodian of the Company's property or liquidation of the Company or any Material Subsidiary.

Listing..................  The Notes are traded on the Luxembourg Stock
                           Exchange. The Notes issued in transactions complying with Rule 144A have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. The Offered Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market.



                                USE OF PROCEEDS

           The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

     The following selected consolidated financial data for fiscal 1995, fiscal 1994, and fiscal 1993 have been derived from the Company's consolidated financial statements which have been audited by independent auditors. The selected consolidated financial data for fiscal 1992 and fiscal 1991 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The Delivery acquisition (effective March 1, 1996), the Richard Young Journal, Inc. ("Young") acquisition (effective February 2, 1996) and the acquisition of Lucas Bros., Inc. ("Lucas") (effective November 30, 1993) were accounted for as poolings of interests and, accordingly, the Delivery, Young and Lucas accounts and results are included for all periods presented. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company which has been incorporated by reference into the Registration Statement filed in connection with these Securities.


                                                                           Fiscal Year(8)
                                                     -------------------------------------------------------
                                                       1991       1992       1993       1994        1995
                                                     ---------  ---------  ---------  ---------  -----------
Statements of Operations Data:
 Net Sales.........................................  $195,783   $237,473   $337,094   $927,918   $1,590,104
 Cost of Sales(1)..................................   144,418    175,309    254,698    681,962    1,173,255
 Merger related inventory provisions(2)............       ---        ---      1,146        ---        5,952
                                                     --------   --------   --------   --------   ----------
  Gross profit.....................................    51,365     62,164     81,250    245,956      410,897
 Warehouse operating and selling expenses..........    38,489     49,383     69,851    188,464      297,275
 Corporate general and administrative expenses.....     5,088      7,139      8,690     23,852       46,980
 Merger and other nonrecurring charges(3)..........       ---      2,592      1,928        ---       36,838
                                                     --------   --------   --------   --------   ----------
  Operating profit.................................     7,788      3,050        781     33,640       29,804
 Interest expense, net.............................     5,109      4,087      4,463     15,610       15,396
 Other expenses (income)(4)........................       480      1,737       (126)      (352)        (724)
                                                     --------   --------   --------   --------   ----------
  Income (loss) before income taxes................     2,199     (2,744)    (3,556)    18,382       15,132
 Income tax expense................................     1,326        947      1,894      6,164       10,952
                                                     --------   --------   --------   --------   ----------
  Income (loss) before minority interest...........       873     (3,721)    (5,450)    12,218        4,180
 Minority Interest.................................       ---        ---        152         69        1,436
                                                     --------   --------   --------   --------   ----------
  Income (loss) from continuing operations.........       873     (3,721)    (5,602)    12,149        2,744
 Income (loss) from discontinued operations(5).....      (435)    (4,571)       138        ---          ---
                                                     --------   --------   --------   --------   ----------
  Income (loss) before extraordinary item..........       438     (8,292)    (5,464)    12,149        2,744
 Extraordinary item(6).............................       ---        ---     (1,169)       586          ---
                                                     --------   --------   --------   --------   ----------
  Net income (loss)................................  $    438   $ (8,292)  $ (6,633)  $ 12,735   $    2,744
                                                     ========   ========   ========   ========   ==========

 Per common share:
  Income (loss) from continuing operations.........                        $   (.21)  $    .24   $      .04
                                                                           ========   ========   ==========
  Net Income (loss)................................                        $   (.25)  $    .25   $      .04
                                                                           ========   ========   ==========
 Shares used to compute per share amounts..........                          32,265     49,195       68,057
                                                                           ========   ========   ==========

Balance Sheet Data:
 Working capital...................................  $ 21,061   $ 25,560   $ 68,084   $131,202   $  217,243
 Total assets......................................    83,682    108,811    387,477    568,161      910,523
 Long-term debt and capital lease obligations......    39,339     38,576    161,881    166,427      137,468
 Shareholders' equity and redeemable preferred(7)..    14,502     25,528    100,045    240,470      496,514
 Ratio of earnings to fixed charges................       1.4         .4         .2        1.9          1.7

                                                 (footnotes appear on next page)

                     Selected Quarterly Financial Data (8)

                                                           Fiscal Quarter Ended (9)
                                                -----------------------------------------------
                                                 May 25,   August 24,   November 25,  March 2,
                                                  1995        1995          1995        1996
                                                ---------  -----------  ------------  ---------

Statement of Operations Data:
Net sales.....................................  $330,394     $371,058      $420,185    $468,467
Cost of sales.................................   243,586      274,923       308,504     346,242
Merger related inventory provision............        --           --            --       5,952
                                                --------     --------      --------    --------

  Gross profit................................    86,808       96,135       111,681     116,273
Warehouse operating and selling expenses......    62,810       70,204        78,572      85,689
Corporate, general and administrative expenses     9,044       10,620        12,750      14,566
Merger and other nonrecurring charge..........        --           --            --      36,838
                                                --------     --------      --------    --------

  Operating profit (loss).....................    14,954       15,311        20,359     (20,820)
Interest expense, net.........................     4,203        5,075         3,398       2,720
Other expense (income)........................      (167)         (96)           71        (532)
                                                --------     --------      --------    --------

  Income (loss) before income taxes...........    10,918       10,332        16,890     (23,008)
Income tax expense (benefit)..................     4,297        4,128         6,048      (3,521)
                                                --------     --------      --------    --------

  Income (loss) before minority interest......     6,621        6,204        10,842     (19,487)
Minority interest.............................       115          449           467         405
                                                --------     --------      --------    --------

  Net income (loss)...........................  $  6,506     $  5,755      $ 10,375    $(19,892)
                                                ========     ========      ========    ========

  Net income (loss) per common share..........  $   0.10     $   0.09      $   0.14    $  (0.29)
                                                ========     ========      ========    ========

(1)       Cost of sales include occupancy and delivery expenses.

(2) Reflects the write-down to market value of certain inventory which the Company has decided to eliminate from its product line in connection with the Delivery, Young and Lucas mergers.

(3) Merger and other nonrecurring charges relate primarily to the mergers with Delivery and Young in fiscal 1995 and Lucas in fiscal 1993 and include, among other things, costs to complete the acquisitions, merging and closing redundant facilities, and centralizing certain administrative functions.

(4)       Includes a write-off of $1.2 million of investments in fiscal 1992.

(5) In November 1990, Corporate Express made a strategic decision to close all of its retail operations and, in February 1993, Lucas adopted a plan to discontinue its retail operations.

(6) Reflects extraordinary loss related to a write-off of an unamortized discount on debt in fiscal 1993 and extraordinary gain related to the repurchase by the Company of $10 million principal amount of 9 1/8% Senior Subordinated Notes in fiscal 1994.

(7)       Redeemable preferred stock was converted to Common Stock in fiscal
          1994.

(8)       Includes results of Young and Delivery.

(9) Operating results for any fiscal quarter are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. See "Risk Factors-- Fluctuations in Quarterly Operating Results."

                                  RISK FACTORS
          In addition to other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes.

          Rapid Expansion; Integration of Acquisitions; Dependence on Acquisitions for Future Growth. Through numerous acquisitions completed since 1991, Corporate Express significantly increased the scope of its operations from a regional operation in Colorado to operations throughout the United States, Canada, the United Kingdom, Australia, Germany and New Zealand. The majority of these acquisitions have occurred within the past two years. To date in fiscal 1996, the Company has completed 56 acquisitions. In fiscal 1995, the Company completed 51 acquisitions. In fiscal 1994, the Company completed 26 acquisitions. There can be no assurance that Corporate Express' management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increase in the size and scope of Corporate Express' operations and acquisition activity.

          An important part of Corporate Express' strategy is to integrate its acquisitions in North America into its operations and implement the Corporate Express business model. The Company has not fully implemented the Corporate Express business model in many of its North American regions, which regions generally are not performing as favorably as the regions in which the Corporate Express business model has been implemented. There can be no assurance that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increase in the size and scope of the Company's operations and acquisition activity. In addition, there can be no assurance that Corporate Express will be able to implement key aspects of the Corporate Express business model in a timely manner without substantial costs, delays or other problems. Recent acquisitions may not achieve sales, profitability or asset productivity commensurate with Corporate Express' more mature regions. In addition, acquisitions involve a number of special risks, including adverse short-term effects on Corporate Express' reported operating results, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of acquired intangible assets and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on Corporate Express' operations and financial performance.

          A major element of Corporate Express' business strategy is to continue to pursue acquisitions that either expand or complement its business in new or existing regions. Acquisitions have constituted, and the Company expects that acquisitions will continue to constitute in the future, a principal component of growth in revenue and operating income. There can be no assurance that Corporate Express will be able to identify and acquire acceptable acquisition candidates on terms favorable to it and in a timely manner to the extent necessary to fulfill its expansion plans. A substantial portion of Corporate Express' capital resources could be used for these acquisitions. Consequently, the Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on favorable terms, if at all. The failure to complete acquisitions and continue its expansion could have a material adverse effect on Corporate Express' financial performance. As the Company proceeds with its acquisition strategy, it will continue to encounter the risks associated with the integration of acquisitions described above.

          International Expansion. The Company acquired or made investments in companies in Canada and Australia in calendar 1995 and the United Kingdom, Germany and New Zealand in calendar 1996. In addition, the Company recently entered into definitive agreements to purchase two office products companies in Italy and plans to enter additional international markets in the future. Over time, the Company plans to implement appropriate aspects of the Corporate Supplier business model in its international operations, including creating in-stock catalogs, consolidating warehouses, upgrading information systems, acquiring companies offering complementary products and services and focusing on larger customers and national and international accounts. Expansion into international markets may involve additional risks relating to implementing key aspects of the Corporate Express business model, as well as risks relating to currency exchange rates, new and different legal, tax, accounting and regulatory requirements, difficulties in staffing and managing foreign operations, operating difficulties and other factors. Due to a review of competition in the Australian office products market by the Australian Competition and Consumer Commission, future acquisitions of office products suppliers by the Company's majority-owned subsidiary, Corporate Express Australia, may be subject to heightened regulatory scrutiny.

          Expanded Product and Service Offering. In recent months, the Company has significantly expanded its product and service offering through the acquisition of Young, a computer products distributor, Delivery, a same-day local delivery company, and ASAP Software Express, Inc. ("ASAP"), a direct reseller of computer software and provider of related services. Certain complementary products now offered by the Company, such as computer software, have lower gross profit margins than the products traditionally sold by the Company. The Company intends to continue to make additions to its product and service offering in the future. Moreover, the addition by the Company to its product and service offering presents certain risks and uncertainties involving the Company's relative unfamiliarity with these new products and services and the market for such new products and services. There can be no assurance that the Company will be successful in developing or integrating these or other additions, or that its existing customers will accept such additions, to the products and services currently offered by the Company.

          Dependence on Systems. During April 1996, Corporate Express began the implementation of a new 3.0 release of its "ISIS" computer software which is being developed to incorporate three-tier client/server architecture that is expected to permit customers and suppliers to better communicate with Corporate Express. ISIS is intended to give Corporate Express the ability to more readily customize its product offering, operating procedures and customer services. This is expected to give Corporate Express the ability to integrate various product and service offerings, enabling it to reduce procurement costs for its customers and add value as a service provider. There can be no assurance that the Company's goals with respect to the systems will be attained. Pending full introduction of the ISIS upgrades, which should take approximately 24 months substantially to complete in North America, various of the Company's operations will be dependent upon different hardware or software operating systems which may be costly to maintain or integrate. Further, the Company anticipates that ongoing modifications to its computer systems such as the introduction of the new release of ISIS will continue to be made in the future and such modifications may cause disruptions in operations, delay the integration of acquisitions, or cost more to design, implement or operate than currently budgeted. Any such disruptions, delays or costs could have a material adverse effect on the Company's operations and financial performance.

          Although Corporate Express uses computers which have been reliable to date, it does not currently have redundant computer systems or redundant dedicated communication lines linking one of its computers to each regional warehouse. Corporate Express has taken precautions to protect itself from events that could interrupt its operations, including back-up power supplies that allow its computer system to function in the event of a power outage, off-site storage of back-up data, fire protection, physical security systems and an early warning detection and fire extinguishing system. Notwithstanding these precautions, there can be no assurance that a fire, flood or other natural disaster affecting Corporate Express' system or its dedicated communication line would not disable the system or prevent the system from communicating with the regional warehouses. The occurrence of any of these events could have a material adverse effect on the Company's operations and financial performance.

          Substantial Competition. Corporate Express operates in a highly competitive environment. The Company's principal competitors in North America for office supplies and computer products are regional and national contract stationers, including the contract stationer operations of office products superstores, large direct resellers, privately-held companies that generally operate in only one location, and distributors of business software for personal computers. In the delivery services sector the Company has numerous competitors, certain of which have service capabilities which are equal to or greater than the Company's and others which provide different types or levels of service.

          Each of the Company's major product and service categories are within fragmented industries which are currently experiencing a trend toward consolidation. Certain of the Company's competitors have greater financial resources than Corporate Express. In addition, there may be increasing competition for acquisition candidates and there can be no assurance that acquisitions will continue to be available on favorable terms, if at all.

          Fluctuations in Quarterly Operating Results. Corporate Express' product distribution business is subject to seasonal influences. In particular, net sales and profits in the United States and Canada are typically lower in the three months ending in late August due to lower levels of business activity during the summer months. Because cost of sales includes delivery and occupancy expenses, gross profit as a percentage of net sales may be impacted by seasonal fluctuations in net sales and the acquisition of less efficient operations. Quarterly results may be materially affected by the timing of acquisitions and the timing and magnitude of acquisition assimilation costs. Therefore, the operating results for any three month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

          Dependence on Key Management. Corporate Express' success will continue to depend to a significant extent on its executive officers and other key management. Corporate Express has entered into employment agreements with certain executive officers. There can be no assurance that Corporate Express will be able to retain its executive officers and key personnel or attract additional qualified members of management in the future. In addition, the success of certain of Corporate Express' acquisitions may depend, in part, on Corporate Express' ability to retain management personnel of the acquired companies. The loss of the services of any key managers could have a material adverse effect upon Corporate Express' business.

          Possible Volatility of Stock Price. The market price of the Company's Common Stock has been, and can be expected to continue to be, subject to significant fluctuations caused by variations in quarterly operating results, litigation involving the Company, announcements by the Company or its competitors, general conditions in the office products and services industry and other factors. Since the beginning of fiscal 1996, the Common Stock has traded in the range of $28.88 to $46.75. The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of publicly traded companies. These broad fluctuations may adversely affect the market price of Corporate Express Common Stock and the Notes.

          Structural Subordination of Notes. The Notes are general unsecured obligations of the Company which are ranked pari passu with the Company's other unsecured indebtedness and general liabilities, including trade payables. The Notes have not been guaranteed by and do not constitute an obligation of any of the Company's subsidiaries. Since the Company is a holding company which conducts all of its operations through its operating subsidiaries, the Notes are effectively subordinated to all of the obligations and liabilities of the Company's subsidiaries, including the secured and unsecured indebtedness of such subsidiaries. The Company's ability to pay the interest and principal obligations under the Notes is dependent upon (i) the Company's use of the proceeds received from this offering in a manner which is not prohibited or restricted under any agreement or instrument to which the Company or any of its subsidiaries is currently or subsequently becomes a party, (ii) the use of proceeds received from subsequent financing transactions, or (iii) the receipt of funds from the Company's subsidiaries, whether from dividends, distributions, the repayment of loans made by the Company to such subsidiaries or other payments from such subsidiaries. Certain agreements or instruments to which the Company's principal subsidiary, CEX Holdings, is currently a party prohibit or restrict (and other agreements or instruments to which CEX Holdings or its operating subsidiaries are currently parties may prohibit or restrict), CEX Holdings' and its operating subsidiaries' ability to borrow funds and limit their right, based upon the amount of cash flows and certain other factors, to make dividend payments, distributions, loan repayments or other payments to the Company, causing the Notes to be effectively subordinated to all of such subsidiaries' obligations, including all unsecured indebtedness and general liabilities of such subsidiaries. Neither the Indenture nor the Notes limit the Company's or any subsidiary's right to incur secured or unsecured indebtedness. The subsidiaries are separate and distinct legal entities from the Company and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends the repayment of loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries, or the repayment of loans from the Company to the subsidiaries, may be subject to statutory, contractual or other restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. There can be no assurance that the Company will have sufficient funds, be able to consummate subsequent financings or receive sufficient funds from subsidiaries necessary to satisfy its obligations to pay interest on the Notes when due or to repay the outstanding principal amount of the Notes at maturity or upon a redemption or repurchase of the Notes. See "Description of the Notes-- Structural Subordination of Notes."

          Change In Control. The Indenture provides Holders with the right to require the Company to repurchase all or a portion of the Notes upon a Change in Control. However, if a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change in Control Purchase Price (as defined) for all Notes tendered by the Holders thereof. See "Description of the Notes--Structural Subordination of Notes." Further, the terms of future indebtedness ranking pari passu in right of payment with the Notes could require that such indebtedness be repaid upon the occurrence of a Change in Control. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes.

          Possible Nondeductibility of Interest on the Notes. Section 279 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deduction of interest paid or incurred by a corporation on "corporate acquisition indebtedness" ("CAD") to $5 million per year (less interest paid on obligations not classified as CAD which are issued to provide consideration for certain stock or asset acquisitions). The Notes will be classified as CAD only if the Notes are deemed, for tax purposes, to meet the requirements of each of four tests, an acquisition test, a subordination test, a convertibility test and a debt-earnings or interest coverage test. In issuing the Notes, the Company anticipates that one or more of these tests will not be satisfied and, accordingly, the Company intends to take the position that the Notes do not constitute CAD and that its deductions for interest paid on the Notes are not limited by Section 279 of the Code. The Company does not intend to apply to the IRS for a ruling on this issue and has not received an opinion from counsel as to the deductibility of the interest on the Notes. If the IRS, upon audit, were to disallow the Company's interest deductions on the Notes pursuant to Section 279 of the Code, the Company believes that such disallowance would not be sustained, but the Company can offer no assurance in this regard. Any such disallowance would have a material adverse effect on the Company.

          Absence of Existing Market for Notes. The Notes are listed on the Luxembourg Stock Exchange and the Restricted Notes (as defined) are eligible for trading on the PORTAL System. The Restricted Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Notes will develop, or if such market develops, as to the liquidity or sustainability of such market. The Managers have advised the Company that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time. There can be no assurance that an active market for the Notes will develop and continue upon completion of this offering or that the market price of the Notes will not decline. Various factors and events such as increased competition, quarter-to-quarter variations in financial results, changes in prevailing interest rates, change in perceptions of the Company's creditworthiness, or a decline in the market price of the Common Stock could cause the market price of the Notes to fluctuate significantly.

                          PRICE RANGE OF COMMON STOCK

          Since the Company's initial public offering of its Common Stock on September 23, 1994, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "CEXP." The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices for the Common Stock, as reported by the Nasdaq National Market:

                                                      High    Low
                                                     ------  ------
       Fiscal 1994
                Third Quarter (from September 23)    $15.83  $12.83
                Fourth Quarter                        17.50   11.00
       Fiscal 1995
                First Quarter                         20.00   15.33
                Second Quarter                        25.75   19.00
                Third Quarter                         29.88   20.00
                Fourth Quarter                        31.63   23.13

       Fiscal 1996
                First Quarter                         42.25   28.88
                Second Quarter                        45.81   32.75
                Third Quarter  (through September 18) 38.00   32.63

     As of September 18, 1996, the Company's Common Stock was held by 573 holders of record.


                                DIVIDEND POLICY

     The Company has never paid a dividend on its Common Stock. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. The Company's Senior Credit Facility prohibits the distribution of dividends without the prior written consent of the lenders and the indenture governing the 9 1/8% Senior Subordinated Notes due 2004 (the "Notes") prohibits the Company from paying a dividend which would cause a default under such indenture or which would cause the Company to fail to comply with certain financial covenants.

                           DESCRIPTION OF THE NOTES

     The Notes, including the Offered Notes, were issued pursuant to the Indenture dated as of June 24, 1996 (the "Indenture") between the Company, as issuer, and Bankers Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). Copies of the form of the Indenture, and the Registration Rights Agreement (the "Registration Rights Agreement") entered into as of June 24, 1996 between the Company and the Underwriters, are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The following summary of the Notes does not purport to be complete and is qualified in its entirety by reference to the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms not otherwise defined in this Prospectus.

General

     The Notes are general unsecured obligations of the Company which rank pari passu with the Company's other unsecured indebtedness and liabilities, including trade payables, are limited to an aggregate principal amount of U.S. $325,000,000 and will mature on July 1, 2000. The Notes bear interest from the date of issuance at the rate per annum shown on the cover page hereof. Interest will be payable semiannually on January 1 and July 1 of each year (each an "Interest Payment Date"), commencing on January 1, 1997.

     The Notes are convertible into Common Stock initially at the conversion price of $50.00 per share, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time on or after (a) in the case of all Notes, the 90th day following the Settlement Date and prior to maturity (subject to prior redemption) and (b) in the case of Notes initially issued in temporary global form, the receipt of definitive Bearer Notes, and prior to maturity (subject to prior redemption or repurchase). The right to convert a Note called for redemption will terminate at the close of business on the fifth business day immediately preceding the redemption date for such Note. See "--Delivery and Form of Restricted Notes" and "--Delivery and Form of Regulation S Notes," respectively.

     The Notes are redeemable (a) in the event of certain developments involving U.S. withholding taxes or certification requirements as described below under "-
- -Redemption--Redemption for Taxation Reasons," at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to the redemption date and any Additional Amounts (as described below under "--Payment of Additional Amounts") and (b) at the option of the Company, on or after July
1, 1998, in whole or in part, at the redemption prices set forth below under "-- Redemption--Optional Redemption by the Company," plus accrued and unpaid interest up to but not including the redemption date; provided, however, that until July 1, 1999, the Notes cannot be redeemed at the option of the Company unless the closing sale price of the Company's Common Stock equals or exceeds 150% of the then existing Conversion Price per share for at least 15 out of 30 consecutive Trading Days ending within 20 days before the notice of redemption is first mailed.

     Beneficial interests in the Notes issued and sold otherwise than in reliance on Regulation S trade in the Same Day Funds Settlement System of The Depository Trust Company and beneficial interests in the Notes issued and sold in reliance on Regulation S trade through the facilities of CEDEL and Euroclear and secondary market transactions in such interests are effected pursuant to conventional Eurobond practice.

     The terms of the Notes include those stated in the Indenture, those stated in the Registration Rights Agreement, and those provisions required by, or made a part of the Indenture by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The Indenture and the Registration Rights Agreement are governed by and construed under the laws of the State of New York, United States of America.

Delivery and Form of Restricted Notes

     The Notes initially offered to certain institutions in the United States in reliance on certain exemptions from the registration requirements of the Securities Act were issued only in fully registered form, without coupons, in minimum denominations of U.S. $1,000 or multiples thereof.

     Global Note; Book Entry Form. Registered Notes held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs") or by a person who is not a U.S. person who acquired such Note in an "offshore transaction" in reliance on Regulation S under the Securities Act (a "Non-U.S. Person"), but not by other purchasers, were evidenced by a global note (the "Global Note") which was deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     QIBs and Non-U.S. Persons may hold their interests in the Global Note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

     QIBs and Non-U.S. Persons who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes is considered the sole holder of the Global Note. Owners of beneficial interests in the Global Note are entitled to have certificates registered in their names and to receive physical delivery of certificates in definitive form. The laws of some states require that certain persons take physical delivery of securities in definitive form.

     Payment of interest on and the redemption price of the Global Note is made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each Interest Payment Date. Neither the Company, the Trustee nor any Paying Agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company has been informed by DTC, that, with respect to any payment of interest on or the redemption price of the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Note held through such Participants are the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in street name.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, Paying Agent or conversion agent under the Indenture) has any responsibility for the performance of DTC, or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a Holder of Registered Notes (including, without limitation, the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

     Certificated Notes. Registered Notes sold to investors that are neither QIBs nor Non-U.S. Persons are issued in definitive registered form and may not be represented by the Global Note. In addition, QIBs and Non-U.S. Persons may request that certificated Notes be issued in exchange for Registered Notes represented by the Global Note. Furthermore, certificated Notes may be issued in exchange for Registered Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above.

Delivery and Form of Regulation S Notes

     The Notes sold in offshore transactions pursuant to Regulation S are represented initially by the Temporary Global Note, without interest coupons or conversion rights, which was deposited with a depository for CEDEL and Euroclear, for the accounts of the subscribers of the Notes on the date of payment for and delivery of the Notes on June 24, 1996 (the "Settlement Date"). Upon deposit of the Temporary Global Note, CEDEL or Euroclear, as the case may be, credited each subscriber with a principal amount of Notes equal to the principal amount thereof for which it has subscribed and paid. The Temporary Global Note is exchangeable for Bearer Notes only in denominations of U.S. $5,000, with coupons attached, commencing on the date 40 days after the Settlement Date (the "Exchange Date"). Such exchange will be made in each case only upon certification in the form required by the Indenture that the beneficial owners of such Notes are (A) not U.S. persons (as defined below under "--Payment of Additional Amounts"), (B) persons described in Section 1.1635(c)(2)(i)(D)(6) of the Treasury Regulations or (C) financial institutions holding for purposes of resale during the restricted period (as defined in Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7) (a financial institution described in this clause (C) (whether or not also described in (A) or (B)) must also certify that it has not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States). A beneficial owner must exchange its interest in the Temporary Global Note for definitive Bearer Notes before interest payments or other payments will be made or conversion rights may be exercised. A beneficial owner may take delivery of Bearer Notes only at such paying agency outside the United States as the Company may appoint from time to time. Bearer Notes are exchangeable for Registered Notes as provided in the Indenture. In addition, an interest in the Temporary Global Notes is exchangeable for an interest in the Global Note as provided in the Indenture upon certification that the person that acquires such interest in the Global Note is a QIB or a non-U.S. Person who acquired the Note in accordance with Regulation S. Registered Notes may not be exchanged for Bearer Notes. See "--Transfer and Exchange."

     Each Bearer Note and coupon carries the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in that legend provide that a U.S. person who holds such Bearer Notes, with certain exceptions, will not be entitled to deduct any loss on the Bearer Notes and will not be entitled to any capital gains treatment that might otherwise be applicable to any gain on any sale, exchange, redemption or other disposition of the Bearer Notes.

Conversion Rights

     The Holder of any Note has the right, at the Holder's option, to convert, with respect to a Registered Note, any portion of the principal amount of such Registered Note that is an integral multiple of U.S. $1,000 or, with respect to a Bearer Note, the entire amount of such Bearer Note, into shares of Common Stock at any time on or after (a) in the case of all Notes, the 90th day following the later of the Settlement Date or the latest issuance of Notes upon exercise of the Underwriters' over-allotment option and prior to maturity (subject to prior redemption or repurchase) and (b) in the case of Notes represented by the Temporary Global Note, the receipt of definitive Bearer Notes, and prior to maturity (subject to prior redemption or repurchase) at the conversion price of $50.00 per share, subject to adjustment as described below (the "Conversion Price"). The right to convert a Note called for redemption will terminate at the close of business on the fifth business day immediately preceding the redemption date for such Note.

     A Note for which a Holder has delivered a Change in Control Purchase Notice (as defined) exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the Holder to the Paying Agent prior to the close of business on the Business Day (as defined) prior to a Change in Control Repurchase Date (as defined) in accordance with the Indenture.

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of a Conversion Agent (which in the case of a Bearer Note will only be the office of any Conversion Agent (as defined) outside the United States (see "--Payment and Conversion")), accompanied by a duly signed and completed notice of conversion. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. Such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder. Each Bearer Note delivered for conversion must be delivered with all coupons maturing after the date of conversion except in the case of Notes called for redemption during the period from the Record Date to and including the five days after the next succeeding Interest Payment Date, the single coupon maturing on such succeeding Interest Payment Date. Coupons maturing on or before the date of conversion and not in default are payable against surrender thereof, and coupons so maturing but in default will continue to be payable, as set forth in the Indenture, notwithstanding the exercise of the right of conversion by the Holder of the Note to which the coupons appertain, but coupons payable after the date of conversion will not be paid except in the case of Notes called for redemption during the period from the Record Date to and including the five days after the next succeeding Interest Payment Date, the single coupon maturing on such succeeding Interest Payment Date. Any Registered Note surrendered for conversion during the period from the close of business on any Record Date (as defined) to the opening of business on the next succeeding Interest Payment Date (other than Notes called for redemption during the period from the Record Date to and including the fifth day after the next succeeding Interest Payment Date) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Registered Notes being surrendered for conversion. In the case of any Registered Note which has been converted after any Record Date but before the next Interest Payment Date, the interest payable on such Interest Payment Date shall be paid to the Holder of such Registered Note on such Record Date. As a result, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date do not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, except for the Notes which are called for redemption between a Record Date and the fifth day after the Interest Payment Date to which it relates. In all cases the Holders receive the interest payment due on July 1, 1998 even if they surrender securities for conversion as a result of the Company's exercise of its right to redeem securities on or after July 1, 1998. No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion are not entitled to receive any dividends payable to Holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares are issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock at the close of business on the day of conversion.

     A Holder delivering a Note for conversion is not required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but is required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all Holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, (iv) the distribution to all or substantially all Holders of Common Stock of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other noncash assets (including securities of any company other than the Company), (v) the distribution to all or substantially all Holders of Common Stock of rights or warrants to subscribe for its securities (other than those referred to in (iii) above), and (vi) the distribution to all or substantially all Holders of Common Stock of cash in an aggregate amount that, together with all other cash distributions to all or substantially all Holders of Common Stock made within the preceding 12 months not triggering a Conversion Price adjustment, exceeds an amount equal to 20% of the Company's market capitalization on the Business Day immediately preceding the day on which the Company declares such distribution. In the event of a distribution pro rata to Holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provisions so that each Holder who converts a Note (or any portion thereof) after the Record Date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon conversion, an appropriate number of such rights. No adjustment of the Conversion Price is required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted. The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. Notices of any adjustments to the Conversion Price pursuant to this paragraph will be given by publication in Authorized Newspapers (as set forth in the Indenture) in London and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, in Luxembourg or, if publication in either London or Luxembourg is not practical, elsewhere in western Europe.

     Subject to any applicable right of the Holders upon a Change in Control, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes, without the consent of the Holder of any Note or coupon, will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the Holders would have owned immediately after the transaction if the Holders had converted the Notes immediately before the effective date of the transaction.

     If at any time the Company makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.

Redemption

     Optional Redemption by the Company

     Except as described under "--Redemption for Taxation Reasons" below, the Notes may not be redeemed at the option of the Company prior to July 1, 1998. Thereafter, the Notes may be redeemed at the option of the Company, in whole or in part, upon not less than 20 nor more than 60 days' notice by mail as provided under "--Notices" below, provided that until July 1, 1999, the Notes cannot be redeemed at the option of the Company unless the closing sale price of the Company's Common Stock equals or exceeds 150% of the then existing Conversion Price per share for at least 15 out of 30 consecutive Trading Days ending within 20 days before the notice of redemption is first mailed.

     The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on July 1 of the following years:

     Year                     Redemption Price

     1998...................     102.250%
     1999...................     101.125%

in each case together with accrued and unpaid interest up to but not including the date of redemption.

     Redemption for Taxation Reasons

     If the Company has or will become obligated to pay Additional Amounts as a result of any change in, or amendment to, the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or any change in, or amendment to, the application or official interpretation of such laws, regulations or rulings (any such change or amendment being herein referred to as a "Tax Law Change"), and such obligation cannot be avoided by the Company taking reasonable measures available to it, the Notes held by Non-United States Holders to whom such Additional Amounts have or will become payable (the "Tax Affected Notes") may be redeemed at the option of the Company, in whole but not in part. Such redemption of Tax Affected Notes shall be upon not less than 20 nor more than 60 days' prior notice as provided under "--Notices" below, at a redemption price equal to 100% of the principal amount of the Tax Affected Notes, plus accrued interest to the redemption date and any Additional Amounts then payable; provided, however, that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay any such Additional Amounts were a payment in respect of the Tax Affected Notes then due and (2) at the time such notice of redemption is given, the obligation to pay such Additional Amounts remains in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the Tax Affected Notes shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts.

     In addition, if the Company determines, based upon a written opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, that, as a result of a Tax Law Change, any payment made outside the United States by the Company or any of its Paying Agents of the full amount of principal, premium, if any, or interest due with respect to any Bearer Note or coupon appertaining thereto would be subject to any certification, identification or other information reporting requirement of any kind, the effect of which is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Bearer Note or coupon who is not a U.S. person (as defined below under "--Payment of Additional Amounts") (other than such a requirement (a) which would not be applicable to a payment made by the Company or any one of its Paying Agents (i) directly to the beneficial owner or (ii) to any custodian, nominee or other agent of the beneficial owner, (b) which can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is not a U.S. person, provided that in each case referred to in clauses (a) (ii) and (b) payment by such custodian, nominee or other agent to such beneficial owner is not otherwise subject to any such requirement, or (c) which would not be applicable but for the fact that a Bearer Note constitutes a "United States real property interest," as defined in Section 897(c)(1) of the Code, with respect to the beneficial owner of such Bearer Note), the Company at its election will either (x) redeem the Bearer Notes, as a whole but not in part, at a redemption price equal to 100%, of the principal amount thereof, plus accrued interest to the redemption date, or (y) if and so long as the conditions of the third paragraph under "--Payment of Additional Amounts" are satisfied, pay the additional amounts specified in such paragraph. The Company will make such determination and election and notify the Trustee thereof in writing as soon as practicable, and the Trustee will promptly give notice of such determination (the "Determination Notice"), in each case stating the effective date of such certification, identification or information reporting requirement, whether the Company will redeem the Bearer Notes or will pay the additional amounts specified in the third paragraph under "--Payment of Additional Amounts" and (if applicable) the last date by which the redemption of the Bearer Notes shall take place. If the Company elects to redeem the Bearer Notes, such redemption shall take place on a date not later than one year after publication of the Determination Notice, as the Company elects by notice in writing to the Trustee at least 75 days before that date, unless shorter notice is acceptable to the Trustee. Notwithstanding the foregoing, the Company shall not be required to so redeem the Bearer Notes if the Company, based upon a written opinion of counsel selected by the Company, which counsel shall be reasonably acceptable to the Trustee, subsequently determines, not less than 30 days prior to the Redemption Date, that subsequent payments would not be subject to any such requirement, in which case the Company will notify the Trustee in writing of its determination not to so redeem the Bearer Notes, and the Trustee will promptly give notice to the Holders of the Bearer Notes of that determination and any earlier redemption notice will thereupon be revoked and of no further effect. If the Company elects as provided in clause (y) above to pay Additional Amounts, the Company may redeem all the Bearer Notes, at any time, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the redemption date and any Additional Amounts then payable.

Repurchase at the Option of Holders upon a Change in Control

     In the event of a Change in Control, each Holder has the option, subject to the terms and conditions of the Indenture, to require the Company to purchase any number of such Holder's whole Bearer Notes, or any portion (provided that the principal amount must be $1,000 or an integral multiple thereof) of such Holder's Registered Notes on the date that is the 30th day after the giving of notice to Holders of such Change in Control (the "Change in Control Purchase Date") for a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to but not including the Change in Control Purchase Date.

     Within 30 days after the occurrence of a Change in Control, the Company shall mail to the Trustee and to each registered Holder and cause to be published a written notice as provided under "--Notices" below, of the Change in Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the Holder's right to require the purchase of such Holder's Notes.

     To exercise the purchase right upon a Change in Control, a Holder must deliver written notice of such exercise to the Paying Agent at any time prior to the close of business on the day immediately preceding the Change in Control Purchase Date, specifying the Notes with respect to which the purchase right is being exercised. Such notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the day immediately preceding the Change in Control Purchase Date.

     A Change in Control shall be deemed to have occurred if any of the following occur after the original issuance of the Notes:

               (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor provision) of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions of shares of capital stock of the Company entitling such Person to exercise more than 50% of the total voting power of all shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors; or

               (ii) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company, or any sale, lease, or exchange of all or substantially all of the property and assets of the Company to another Person (other than a merger that (x) does not result in a material reclassification, conversion, exchange, or cancellation of outstanding shares of capital stock, (y) is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion, or exchange of outstanding shares of Common Stock solely into shares of common stock, or (z) does not result in a substantial (i.e., over 50%) change in the beneficial ownership of the Company);

provided, however, that a Change in Control shall not be deemed to have occurred
(a) if the closing price per share of the Common Stock for each of any five trading days within the period of ten consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in case of a Change in Control under clause (i) above) or ending immediately before the effective date of the Change in Control (in the case of a change in control under clause (ii) above) shall equal or exceed 105% of the Conversion Price in effect on such trading day, or (b) at least 90% of the consideration (excluding cash payments for fractional shares) to be paid for the Common Stock in the transaction or transactions constituting the Change in Control consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market, and, as a result of such transaction or transactions, the Notes become convertible solely into such common stock.

     "Beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture, except that the Indenture requires that the number of shares of capital stock of the Company entitling the Holders thereof to vote generally in the election of directors shall be deemed to include, in addition to all outstanding shares of capital stock of the Company entitling the Holders thereof to vote generally in the election of directors and Unissued Shares of the Person with respect to which the Change in Control determination is being made, all Unissued Shares of all other Persons. As defined in the Indenture, "Unissued Shares" means shares of capital stock of the Company not outstanding that are subject to options, warrants, rights to purchase, or conversion privileges exercisable within 60 days of the date of determination of a Change in Control and that, upon issuance, will entitle the Holders hereof to vote generally in the election of directors.

     The Company will comply with the provisions of Rule 13e-4 and Rule 14e-1 under the Exchange Act, will file Schedule 13E-4 or any successor or similar schedule required thereunder, and will otherwise comply with all federal and state securities laws in connection with any offer by the Company to purchase Notes at the option of the Holders upon a Change in Control.

     The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management. The Company is not aware of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation, or otherwise, nor is the Change in Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a result of negotiations between the Company and the Underwriters.

     Depending on the terms of the transaction, a future highly leveraged transaction, reorganization, restructuring, merger, or similar transaction involving the Company's present management or directors could constitute a Change in Control. Neither the Company nor its current management has any present intention to engage in a transaction involving a Change in Control, although it is possible that the Company or its management may decide to do so in the future.

     Subject to the limitation on mergers and consolidations discussed below, the Company could, in the future, enter into certain transactions, including certain recapitalizations, the sale of all or substantially all of its assets, or the liquidation of the Company, that would not constitute a Change in Control under the Indenture.

     If a Change in Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change in Control Purchase Price for all Notes tendered by the Holders thereof. Contractual restrictions on the ability of the Company to purchase Notes upon a Change in Control could prevent the Company from utilizing its funds which could result in an Event of Default. In addition, the right to require the Company to repurchase Notes as a result of the occurrence of a Change in Control could create an event of default under other indebtedness of the Company. The terms of future indebtedness could require that such indebtedness be repaid upon the occurrence of a Change in Control. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes.

Structural Subordination of Notes

     The Notes are general unsecured obligations of the Company which rank pari passu with the Company's other unsecured indebtedness and general liabilities, including trade payables. The Notes have not been guaranteed by and do not constitute an obligation of any of the Company's subsidiaries. Since the Company is a holding company which conducts all of its operations through its operating subsidiaries, including CEX Holdings, the Notes are effectively subordinated to all of the obligations and liabilities of the Company's subsidiaries, including the secured and unsecured indebtedness of such subsidiaries. The Company's ability to pay the interest and principal obligations under the Notes is dependent upon (i) the Company's use of the proceeds received from its offering of the Notes in a manner which is not prohibited or restricted under any agreement or instrument to which the Company or any of its subsidiaries (including CEX Holdings) is currently or subsequently becomes a party, (ii) the use of proceeds received from subsequent financing transactions, or (iii) the receipt of funds from the Company's subsidiaries, whether from dividends, distributions, the repayment of loans made by the Company to such subsidiaries or other payments from such subsidiaries. Certain agreements or instruments to which CEX Holdings is currently a party prohibit or restrict (and other agreements or instruments to which CEX Holdings or its operating subsidiaries are currently parties may prohibit or restrict) CEX Holdings' or its operating subsidiaries' ability to borrow funds and limit their right, based upon the amount of cash flows and certain other factors, to make dividend payments, distributions, loan repayments or other payments to the Company, causing the Notes to be effectively subordinated to all of such subsidiaries' obligations, including all unsecured indebtedness and general liabilities of such subsidiaries. Specifically, CEX Holdings is currently a party to the Subsidiary Credit Facility, which is currently being renegotiated. The Subsidiary Credit Facility prohibits the payment of dividends by CEX Holdings to the Company. While the Company anticipates that it will use a portion of the proceeds from the offering to repay the outstanding indebtedness under the Subsidiary Credit Facility, certain covenants contained in such facility will continue to prohibit CEX Holdings from paying dividends to the Company unless such facility is amended or terminated. There can be no assurance that the Company or CEX Holdings will be successful in amending this facility or negotiating a less restrictive facility. CEX Holdings is also a party to an indenture relating to certain 9 1/8% Senior Subordinated Notes, which indenture limits borrowings by CEX Holdings from the Company and restricts the payment of dividends and certain other payments by CEX Holdings to the Company, thereby limiting the funds available to the Company to make payments of principal and interest on the Notes.

     Neither the Indenture nor the Notes limit the Company's or any subsidiary's right to incur secured or unsecured indebtedness. While the Company has no indebtedness which is senior to the Notes as of the date of this Prospectus, the indebtedness of the Company's subsidiaries included, but was not limited to, approximately U.S. $90.0 million of principal due under certain 9 1/8% Senior Subordinated Notes due 2003. To the extent the Notes are not converted prior to maturity, the Company may not have sufficient funds, be able to raise additional capital through additional financing transactions, or receive sufficient funds from its subsidiaries to satisfy its obligations under the Notes.

     The Company primarily conducts its operations through the operating subsidiaries of CEX Holdings and other subsidiaries, and presently expects that its future operating activities will be similarly structured to involve operating subsidiaries. The rights of the Company and its creditors, including Holders of the Notes, to participate in the assets of any subsidiary, partnership or other joint venture in which the Company has interests upon any liquidation or reorganization of any such entity or otherwise will be effectively subordinated to and subject to the prior claims of creditors of such entity, except to the extent that the Company may itself be a creditor with recognized claims against such entity, in which case the claims of the Company would still be subordinated to any holder of a security interest in the assets of such entity and any other indebtedness of such entity senior to that held by the Company. The ability of the Company to pay principal of and premium, if any, and interest on the Notes or any coupon (including, without limitation, the payment of the redemption price or repurchase price with respect to the Notes) will be dependent upon the Company having or obtaining sufficient funds, whether by consummating additional financing transactions or receiving such funds from its subsidiaries and the partnerships and ventures in which it participates by way of dividends, distributions, the repayment of loans or otherwise.

Payment and Conversion

     Bearer Notes and coupons are payable in U.S. dollars against surrender thereof, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time and, at the option of the Holder, such payment will be made by dollar check drawn on a bank in New York City or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of U.S. $5,000,000) maintained by the payee with a bank outside the United States. It is the responsibility of the payee to establish and maintain such a dollar account. No payment with respect to any Bearer Note or coupon will be made at the Corporate Trust Office of the Trustee or any other Paying Agent maintained by, the Company in the United States, or will any payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments with respect to Bearer Notes and coupons may be made at an office or agency of the Corporate Trust Office of the Trustee in the City of New York, if payment at all Paying Agents outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     The principal of Registered Notes are payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of U.S. $5,000,000) maintained by the Holder with a bank in New York City. Payment of any installment of interest on Registered Notes will be made to the Person in whose name such Note (or any predecessor
Note) is registered at the close of business on the June 15 or December 15 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Registered Notes in excess of U.S. $5,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York City, New York or

London, England are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

     Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States.
In addition, Registered Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the City of New York, and, if conversion at the offices of all Conversion Agents outside the United States is illegal or effectively precluded by exchange controls or similar restrictions, Bearer Notes may be surrendered for conversion at such Corporate Trust Office. Notes surrendered for conversion must be accompanied by appropriate notices, any unmatured coupons and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights."

     The Company has initially appointed as Paying Agents and Conversion Agents the Bankers Trust Company and Bankers Trust Luxembourg. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, the Company agrees to maintain an office or agency in the City of New York for surrender of Notes for conversion (but only in the circumstances described in the second sentence of the immediately preceding paragraph, and not otherwise, with respect to Bearer Notes), and in a Western European city (which, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, will be Luxembourg) for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "Notices" below.

     Bearer Notes must be presented for payment upon redemption or repurchase together with all unmatured coupons, failing which the amount of any missing unmatured coupons will be deducted from the sum due for payment. Each amount so deducted will be paid in the manner described in the first paragraph under this heading against surrender of the related missing coupon. Interest payable on any Bearer Notes on any redemption date or repurchase date which is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Record Date.

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note or any coupon appertaining thereto will thereafter look only to the Company for payment thereof.

Payment of Additional Amounts

     The Company will pay to the Holder of any Note or any coupon appertaining thereto who is not a U.S. person such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note or in such coupon to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply to:

          (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Holder, if such Holder is an estate, a trust, a partnership or a corporation) and the United States and any political subdivision or taxing authority thereof or therein, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder of or possessor) being or having been a citizen or resident of the United States or treated as a resident thereof, or being or having been engaged in trade or business or present therein, or having or having had a permanent establishment therein, or (ii) such Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax:

          (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Holder of such Notes or any coupon appertaining thereto for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

          (d) any tax, assessment, or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Note or any coupon appertaining thereto, if compliance is required by statute or by regulation or by ruling of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

          (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note,

          (f) any tax, assessment or other governmental charge imposed as a result of a person's past or present actual or constructive ownership (including by virtue of the right to convert Notes) of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

          (g) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of the principal of, premium, if any, or interest on any Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe;

          (h) any tax, assessment or other governmental charge imposed on a Holder that is a partnership or a fiduciary, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly received its beneficial or distributive share of payments on the Note;

          (i) any tax, assessment or other governmental charge which would not have been imposed but for the fact that such Note constitutes a "United States real property interest" as defined in Section 897 of the Code and the regulations thereunder with respect to the beneficial owner of such Note (see "United States Taxation"); or

          (j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), and (i).

     For purposes of this Prospectus, "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction and a "U.S. person" is a person that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

     Notwithstanding the foregoing, if and so long as a certification, identification, or other information reporting requirement referred to in the second paragraph under "--Redemption--Redemption for Taxation Reasons" above would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply in lieu of redeeming the Bearer Notes pursuant to such second paragraph. In such event, the Company will pay as additional amounts such amounts as may be necessary so that every net payment made, following the effective date of such requirements, outside the United States by the Company or any Paying Agent of principal of, and premium, if any, due in respect of any Bearer Note, or interest represented by any coupon, the beneficial owner of which is not a U.S. person (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Company, any Paying Agent or any governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge, other than a backup withholding tax or similar charge which is (a) the result of a certification, identification or information reporting requirement described in the first parenthetical clause of such second paragraph, (b) imposed as a result of the fact that the Company or any Paying Agent has actual knowledge that the beneficial owner of such Bearer Note or coupon is within the category of persons described in clause (a) of the first paragraph under this heading or
(c) imposed as a result of presentation of such Bearer Note or coupon for payment more than 15 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later, will not be less than the amount provided for in such Bearer Note or coupon to be then due and payable.

Events of Default; Notice and Waiver

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, or reorganization) occurs and is continuing, the Trustee, or the Holders of not less than 25% in outstanding principal amount of the Notes may, by notice to the Company (and to the Trustee if given by the Holders), declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately. If an Event of Default resulting from certain events of bankruptcy, insolvency, or reorganization shall occur, all unpaid principal of and accrued interest on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

     The Indenture provides that the Holders of a majority in principal amount of the Notes may on behalf of all Holders waive any existing default or Event of Default and its consequences, except a default in the payment of principal of or interest on the Notes or any default (as defined in the Indenture) in respect of any provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Note affected.

     Other than granting Holders the option to require the Company to purchase all or part of their Notes upon the occurrence of a Change in Control as described in "Repurchase at the Option of Holders upon a Change in Control," the Indenture does not contain any covenants or other provisions designed to afford Holders protection in the event of takeovers, recapitalizations, highly leveraged transactions, or similar restructurings involving the Company.

     The following are Events of Default under the Indenture: (i) failure of the Company to pay interest on the Notes for 30 days after the same is due or failure to pay all or any part of the principal or repurchase price when due;
(ii) failure of the Company to comply with any of its other agreements contained in the Notes or the Indenture for 30 days after receipt of notice of such failure; (iii) default by the Company or any Material Subsidiary of the Company with respect to its obligation to pay principal of, premium, if any, or interest on certain other indebtedness aggregating more than $30,000,000, or the acceleration of such indebtedness under the terms of the instruments evidencing such indebtedness, which has not been withdrawn within 30 days from the date of such default; and (iv) certain events of bankruptcy or insolvency, including without limitation appointment of a Custodian (as defined) of the Company's property or liquidation, of the Company or any Material Subsidiary.

     The Trustee shall, within 90 days after the occurrence of any default known to it, give to the Holders notice, as provided under "--Notice" below, of such default; provided that, except in the case of a default in the payment of principal of or interest on any of the Notes, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders.

     No Holder may pursue any remedy under the Indenture against the Company (except actions for payment of overdue principal or interest or for the conversion of the Notes), unless (i) the Holder gives to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, (iii) such Holder or Holders offer satisfactory indemnity to the Trustee against any loss, liability, or expense, (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and (v) the Trustee shall not have received a contrary direction from the Holders of at least a majority in principal amount of the outstanding Notes.

     The Company must deliver an Officers' Certificate to the Trustee within 105 days after the end of each fiscal year of the Company as to the signer's knowledge of the Company's compliance with all conditions and covenants on its part contained in the Indenture and stating whether or not the signer knows of any default or Event of Default. If such signer knows of such a default or Event of Default, the Officers Certificate shall describe the default or Event of Default and the efforts to remedy the same.

Meetings, Modification and Waiver

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each outstanding Note or coupon affected thereby, (a) change the Stated Maturity (as defined) of the principal of, or any installment of interest on, any Note or coupon, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note or coupon, (c) reduce the amount payable upon an optional redemption or the consideration payable to any Holder converting after a notice of redemption has been given, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above,
(f) change the place or currency of payment of principal of, premium, if any, or interest on, any Note or coupon, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or coupon, (h) modify the obligation of the Company to maintain an office or agency in New York City and in a Western European City, (i) adversely affect the right to convert Notes,
(j) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Notes outstanding required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time outstanding and, at any reconvened meeting adjourned for lack of quorum, 25% of such aggregate principal amount.

     In addition to the foregoing, the Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

     The Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any Holder in certain events, such as to comply with certain conversion adjustment, liquidation and merger provisions described in the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to cure any ambiguity, defect, or inconsistency or to make any other change that does not adversely affect the rights of the Holders, to comply with the provisions of the Trust Indenture Act, or to appoint a successor Trustee.

Transfer and Exchange

     At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Notes (with all unmatured coupons, except as provided below) will be exchangeable at any time after the Exchange Date into an equal aggregate principal amount of Registered Notes, and Registered Notes will be exchangeable at any time into an equal aggregate principal amount of Registered Notes of different authorized denominations. See "--Delivery and Form of Regulation S Notes" and "--Delivery and Form of Restricted Notes." Bearer Notes surrendered in exchange for Registered Notes between a Record Date or Special Record Date and the relevant Interest Payment Date or date on which Defaulted Interest (as defined) will be paid, as the case may be, will not be required to be surrendered with the coupons relating to such Interest Payment Date or payment date, as the case may be, Registered Notes may not be exchanged for Bearer Notes.

     Bearer Notes may be presented for exchange at the office of any transfer agent outside the United States, Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent or at the office of the security registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the security registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the transfer agents and the security registrar, all as described in the Indenture. Registered Notes may be transferred in whole or in part in authorized denominations.

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Offices in New York City, and has appointed the other banks as set out at the end of this Prospectus in London and Luxembourg as transfer agents. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts, provided that there will at all times be a security registrar in and a transfer agent in a Western European city (which, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, will be Luxembourg).

     In the event of a redemption of less than all of the Notes for any of the reasons set forth above under "--Redemption," the Company will not be required
(a) to register the transfer or exchange of Registered Notes or to exchange Bearer Notes for Registered Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption, (b) to register the transfer of or exchange of any Registered Note, or portion thereof, called for redemption, or (c) to exchange any Bearer Note called for redemption; provided, however, that a Bearer Note called for redemption may be exchanged for a Registered Note which is simultaneously surrendered to the security registrar or transfer agent making such exchange with written instructions for conversion consistent with the provisions described under "--Conversion Rights" and "--Payment and Conversion" above.

Title

     Title to the Temporary Global Note, the Bearer Notes and the coupons will pass by delivery. The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the Holder of any Bearer Note, the Holder of any coupon and the registered owner (as reflected in the Security Register) of any Registered Note as the absolute owner thereof (whether or not such Note or coupon shall be overdue) for the purpose of making payment and for all other purposes.

Notices

     Except as set forth in the second paragraph under "--Redemption--Redemption for Taxation Reasons," redemption, repurchase and other notices will be given by publication in Authorized Newspapers (as set forth in the Indenture) in London, England and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, in Luxembourg or, if publication in either London or Luxembourg is not practical, elsewhere in Western Europe. Such publication is expected to be made in the Financial Times and the Luxemborger Wort. Notices to Holders of Registered Notes will also be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such publication or, if published in such Authorized Newspapers on different dates, on the date of the first such publication or on the date of such mailing, as the case may be.

     Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the redemption date (which notice shall be irrevocable except as otherwise provided in the second paragraph under "-- Redemption--Redemption for Taxation Reasons") and will specify the redemption date.

Replacement of Notes and Coupons

     Notes (including any coupons appertaining to Bearer Notes) that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee (or in the case of a Bearer Note, to a transfer agent outside the United States) of the mutilated Notes and coupons or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note or coupon, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note or coupon before a replacement Note (with the relevant coupons appertaining thereto, if any) or coupon will be issued.

Payment of Stamp and Other Taxes

     The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. Except as described under "--Payment of Additional Amounts," the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

Registration Rights

     This Prospectus is part of a shelf registration statement filed by the Company with the Commission (the "Shelf Registration Statement") with respect to the resale of the Offered Notes and the shares of the Common Stock issued or issuable upon conversion of the Offered Notes. The Company has agreed to keep such Shelf Registration Statement effective until three years from the latest date of original issuance of the Offered Notes or until the Shelf Registration Statement is no longer required for transfer of the Offered Notes or the shares of the Common Stock. The Company will be required to pay liquidated damages to the holders of the Offered Notes or the Common Stock issuable upon conversion of the Offered Notes, as the case may be, under certain circumstances of The Company is not in compliance with its registration obligations.

Satisfaction and Discharge

     The Indenture will be discharged and canceled upon payment or conversion of all the Notes. The Company may terminate all of its obligations under the Indenture, other than its obligation to pay the principal of and interest on the Notes and certain other obligations (including its obligation to deliver shares of Common Stock upon conversion of the Notes), at any time, by depositing with the Trustee or a Paying Agent other than the Company, money or non-callable U.S. Government Obligations sufficient to pay the principal of and interest on the Notes then outstanding to maturity.

Mergers and Consolidations

     Subject to the right of the Holders to require the Company to purchase the Notes in the event of a Change in Control, the Company may consolidate or merge with or into any other corporation, and the Company may transfer its property and assets substantially as an entirety to any person, provided (i) either the Company is the resulting or surviving corporation, or the successor corporation is a domestic corporation and the successor expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on the Notes and performance and observance of every covenant of the Indenture, and (ii) immediately before and immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing. Thereafter, all obligations of the Company under the Indenture and the Notes will terminate.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined) and there exists a default with respect to the Notes, it must eliminate such conflict or resign.

     The Holders of a majority in principal amount of all outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, provided that such direction does not conflict with any rule of law or with the Indenture, is not prejudicial to the rights of another Holder or the Trustee, and does not involve the Trustee in personal liability.

                          DESCRIPTION OF CAPITAL STOCK

General

     The Company is authorized to issue 300,000,000 shares of common stock, par value $.0002 per share, 25,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock") and 3,000,000 shares of nonvoting common stock, par value $.0002 per share. All outstanding shares of Common Stock are fully paid and nonassessable. As of September 18, 1996, there were 71,287,760 shares of Common Stock outstanding and no shares of Preferred Stock or nonvoting common stock outstanding.

     The following summary description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the description of the Company's capital stock contained in the Corporate Express Articles of Amendment and Restatement, a copy of which has been filed with the Commission. Reference is made to the Company's Articles of Amendment and Restatement, for a detailed description of the provisions summarized below.

Common Stock

     Each holder of Common Stock is entitled to one vote for each share owned of record on all matters submitted to the vote of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to voting rights, if any, of holders of Preferred Stock, if any, to elect directors. Subject to preferences that may be applicable to any Preferred Stock that may be issued in the future and any restrictions on payment of dividends imposed by credit facilities and other agreements which may be entered into, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor and will be entitled, after payment of all prior claims, to receive, on a pro rata basis, all assets of the Company upon its liquidation, dissolution or winding up. Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock generally have no preemptive rights to maintain their respective percentage of ownership in future offers and sales of stock by the Company. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of any Preferred Stock which may be issued in the future.

     The Common Stock is quoted on the Nasdaq National Market and trades under the symbol "CEXP."

Nonvoting Common Stock

     Corporate Express, J.P. Morgan and certain other designated shareholders are parties to Recapitalization Agreements dated as of December 3, 1991 and August 29, 1992, pursuant to which J.P. Morgan, or any transferee of J.P. Morgan, may exchange its voting shares of the Company's capital stock for nonvoting shares of the same number and class to comply with regulatory constraints. If such exchange rights are exercised, the voting shares held by J.P. Morgan, or its transferee, would be exchanged for an equal number of shares of nonvoting common stock. The rights of any holder of nonvoting common stock, if issued, would be identical to the rights of the holders of Common Stock, except that there would be no voting rights with respect to the nonvoting common stock. No shares of nonvoting common stock have been issued.

Preferred Stock

     None of the Company's authorized Preferred Stock is issued or outstanding. The Board of Directors is authorized to divide the Preferred Stock into one or more series and to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including any dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board of Directors may, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of Common Stock and could have certain anti-takeover effects. The Company has no present plans to issue any shares of Preferred Stock.

Registration Rights of Certain Holders

     The holders of certain shares of Common Stock (the "Registrable Securities"), or their transferees, are entitled to certain rights with respect to the registration under the Securities Act of their shares. These rights are provided under the terms of agreements between the Company and the holders of Registrable Securities. Whenever the Company proposes to register any shares of Common Stock, it is required to give notice to the holders of Registrable Securities and to include their shares of Common Stock in the registration statement ("Piggyback Registration Rights"). A holder's Piggyback Registration Rights are subject to certain conditions, including the ability of the underwriters for a public offering to limit the number of shares included in the offering or to exclude certain Registrable Securities from the offering.
Subject to certain limitations in the agreements, the holders of certain Registrable Securities are also entitled, on no more than two occasions (three occasions, in limited circumstances), to require that the Company use its reasonable best efforts to file a registration statement under the Securities Act, at Company expense, covering the registration of the Registrable Securities. All registration expenses, other than the fees of the holder's own counsel and any transfer taxes and underwriting discounts and commissions, incurred in connection with a registration of the Registrable Securities required by the holder shall be borne by the Company. The Company will indemnify the holder against all claims resulting from any untrue statement of a material fact or material omission made in connection with any registration statement covering the Registrable Securities.

Information Rights

     Corporate Express is obligated to provide certain holders of Common Stock and warrants exercisable for Common Stock, with copies of all proxy statements, registration statements, publicly filed notifications, information provided to security holders of the Company or the financial community generally, and a detailed budget for each fiscal year.

Limitations on Directors' Liabilities and Indemnification

     As permitted by the Colorado Business Corporation Act, the Company's Articles of Amendment and Restatement and By-Laws provide that no director or officer will be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director or officer derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its shareholders to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i), (ii), (iii) and (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's or officer's duty of care. The Company's Articles of Amendment and Restatement and By-Laws also provide that the Company shall, to the fullest extent permitted by law, indemnify and advance expenses to each of its currently acting and former directors and officers and may indemnify and advance expenses to each of its currently acting and former employees and agents. The Company has entered into agreements to provide indemnification for its directors and certain officers consistent with the Company's Articles of Amendment and Restatement and By-Laws and has obtained director's and officer's liability insurance.

                            UNITED STATES TAXATION

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change. This summary deals only with Holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Notes and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

United States Holders

     As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) treated as a domestic corporation, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of a Note or Common Stock. For purposes of the following, it is assumed that a United States Holder will own only Registered Notes. Generally, a United States Holder who owns Bearer Notes will not be entitled to deduct any loss sustained on the sale, exchange, or redemption of a Bearer Note, and any gain to such a Holder on the sale, exchange, or redemption of a Bearer Note will be treated as ordinary income as opposed to capital gain.

     Payment of Interest

     Interest on a Note generally will be taxable to a United States Holder as ordinary income at the time such interest is paid or accrues, in accordance with such Holder's method of accounting for United States federal income tax purposes.

     Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income which is taxable as ordinary income) and such Holders' adjusted tax basis in the Note. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

     Conversion of the Notes

     A United States Holder's conversion of a Note into Common Stock generally will not be a taxable event. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

     Dividends

     Dividends paid on the Common Stock generally will be taxable to a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     If at any time (i) the Company makes a distribution of property to its shareholders or purchases Common Stock in a tender offer and such distribution or purchase would be taxable to such shareholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or
(ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease may be deemed to be the payment of a taxable dividend to Holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

     Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and of interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments.

Non-United States Holders

     As used herein, the term "Non-United States Holder" means the beneficial owner of a Note, coupon or Common Stock that for United States federal income tax purposes is (i) a nonresident alien individual, (ii) a foreign corporation,
(iii) a foreign partnership, or (iv) an estate or trust that is not subject to United States federal income tax on a net income basis in respect of a Note or Common Stock.

     Payment of Interest

     Payment of interest on a Note or coupon by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company through stock ownership and (iii) in the case of a Registered Note, provides a statement signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations.

     A Non-United States Holder generally will be taxed in the same manner as a United States corporation or resident with respect to interest if the interest income is effectively connected with a United States trade or business. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the recipient delivers IRS Form 4224 to the payor.

     Interest income that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a 30% (or lower treaty rate) withholding tax.

     Sale, Exchange or Redemption of the Notes

     A Non-United States Holder of a Note or coupon will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note or coupon (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1) the gain is effectively connected, or treated as effectively connected, with a United States trade or business of the Non-United States Holder or (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. See "United States Foreign Investment in Real Property Tax Act" below for a discussion of when the foregoing may not apply.

     Conversion of the Notes

     No United States federal income tax will be imposed upon the conversion of a Note into Common Stock by Non-United States Holders except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where such Non-United States Holders have a connection with, or status with respect to, the United States as described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes." See "United States Foreign Investment in Real Property Tax Act" below for a discussion of when the foregoing may not apply.

     Dividends

     Dividends to a Non-United States Holder paid on Common Stock (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Dividends that are effectively connected with the conduct of a trade or business in the United States by a Non-United States Holder will be subject to United States federal income tax at ordinary United States federal income tax rates and may also be subject to information reporting and possible backup withholding at a rate of 31%. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax described above, provided that the Holder delivers IRS Form 4224 to the payor.

     Dividends deemed paid, as described above under "United States Holders-- Dividends" to a Non-United States Holder may be subject to United States federal withholding tax at the rate set forth in the preceding paragraph.

     Death of a Non-United States Holder

     A Note or coupon will not be subject to United States federal estate tax as a result of the death of a Non-United States Holder who is not a citizen or resident of the United States for United States estate tax purposes at the time of death, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and if at the time of death payments with respect to such Note or coupon would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Common Stock actually or beneficially held by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to payments on a Bearer Note or coupon made outside the United States by the Company or by any Paying Agent (acting in its capacity as such) to a Non-United States Holder. Payments on a Registered Note to a Non-United States Holder will be subject to such requirements but will not be subject to such tax if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by the beneficial owner. Information reporting and backup withholding tax also will not apply to any payment on a Bearer Note or coupon outside the United States by a foreign office of a custodian, nominee or other agent of the beneficial owner of such Note or coupon, unless such custodian, nominee or agent (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment on a Bearer Note or coupon outside the United States to the beneficial owner thereof by a foreign office of any custodian, nominee or agent that is described in (i), (ii), or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such custodian, nominee or agent has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment on a Note or coupon to the beneficial owner thereof by a United States office of a custodian, nominee or agent is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon certifies that it is a NonUnited States Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Registered or Bearer Note or coupon or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon certifies that it is a Non-United States Holder or otherwise establishes an exemption.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will be subject to a 30% rate (or lower treaty rate) of withholding as described in "Dividends" above, but will not be subject to the information reporting and backup withholding requirements described in this section.

     The United States withholding and information reporting rules discussed above are under review by the United States Department of the Treasury, and their application to the Notes, coupons and Common Stock could be changed prospectively by future regulations. On April 22, 1996, the Department of the Treasury issued Proposed Regulations which would revise in certain respects the rules governing the United States withholding and information reporting on payments to foreign persons. The Proposed Regulations would, if adopted in their present form, generally be effective for payments made to foreign persons after 1997. In particular, the Proposed Regulations would generally require a payor of dividends to presume that a payee is a U.S. person subject to the 31% backup withholding tax in the absence of adequate documentation of foreign status. If adopted in their present form, such proposed regulations would not apply to dividends paid prior to January 1, 2000, on stock traded on a U.S.

established financial market with respect to accounts established on or before the sixtieth day after the promulgation of final regulations.

United States Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not determined or established whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests.

     An interest in a United States corporation generally will not be treated as a United States real property interest if, any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

     The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated for purposes of applying the 5% test described above.) This discussion assumes that the Notes constitute interests that are non-regularly traded interests convertible into a regularly traded class of interests. (Rules beyond the scope of this discussion will apply if the Notes become "regularly traded" within the meaning of the FIRPTA rules.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest to avoid withholding taxation.

     Any investor that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result.

                            SELLING SECURITYHOLDERS

     The Offered Notes were originally issued by the Company in transactions exempt from the registration requirements of the Securities Act to persons believed by the Managers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or to institutional accredited investors. The Selling Securityholders (which term includes their transferees, pledgees, donees and their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Offered Notes and the shares of Common Stock initially issued or issuable upon conversion of the Offered Notes (the "Conversion Shares").

     The following table sets forth information, as of September 17, 1996, with respect to the Selling Securityholders and the respective principal amount of Offered Notes beneficially owned by each Selling Securityholder and the number of Conversion Shares that may be offered pursuant to this Prospectus. None of the Selling Securityholders has, or within the past three years, has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as set forth below. Because the Selling Securityholders may offer all or some portion of the Offered Notes or the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of Offered Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Offered Notes since June 19, 1996 in transactions exempt from the registration requirements of the Securities Act. The table has been prepared based upon information furnished to the Company by the Trustee, and by The Depositary Trust Company on behalf of the Selling Securityholders.


                                  PRINCIPAL                  NUMBER OF
                                    AMOUNT                  CONVERSION
                                   OF NOTES    PERCENT OF     SHARES
                                 BENEFICIALLY  OUTSTANDING   THAT MAY
NAME/(1)/                         OWNED/(2)/      NOTES     BE SOLD/(3)/
- --------------------------------  -----------  -----------  ------------

Alex. Brown & Sons,
 Incorporated/(4)/                  5,245,000       1.6        104,900
Bank of New York                  $35,005,000      10.8%       700,100
Bankers Trust Company              17,415,000       5.4        348,300
Bear, Stearns                      17,739,000       5.5        354,780
Boston Safe Deposit &
 Trust Co.                         12,580,000       3.9        251,600
Brown Brothers Harriman             6,350,000       2.0        127,000
Bankers Trust/New York
 Holdings, Inc.                     2,600,000        *          52,000
BT Securities Corporation           3,560,000       1.1         71,200
Chase Manhattan                       150,000        *           3,000
Chase Manhattan Bank N.A.
 Trust                                310,000        *           6,200
Chase Manhattan Bank Trust
 Company of California                500,000        *          10,000
Chemical Bank                      37,785,000      11.6        755,700
Citibank NA                         3,875,000       1.2         77,500
Corestates Bank N.A.                1,100,000        *          22,000
Custodian Trust Company             1,115,000        *          22,300
Deutsche Morgan Grenfell/C.J.
 Lawrence, Inc.                    24,500,000       7.5        490,000
Donaldson Lufkin & Jenrette
 Securities Corp./(4)/              1,000,000        *          20,000
Firstar Trust Co.                   5,310,000       1.6        106,200
Fleet Bank                             60,000        *           1,200
First National Bank of Boston         140,000        *           2,800
Investors Bank & Trust/M.F.
 Custody                            1,300,000        *          26,000
Julius Baer Securities                400,000        *           8,000
J.P. Morgan Securities Inc.
 S.L./(4)/                          3,055,000        *          61,100
J.P. Morgan Securities Inc.
 W.F./(4)/                          5,000,000       1.5        100,000
Key Bank                            1,525,000        *          30,500
Key Bank N.A. Regional                200,000        *           4,000
Lazard Freres & Co. LLC               115,000        *           2,300
Lehman Brothers                     8,590,000       2.6        171,800
Lehman Brothers International       3,045,000        *          60,900
M & I Marshall & Ilsley Bank          750,000        *          15,000
Mercantile Bank                       735,000        *          14,700
Merrill Lynch Pierce, Fenner &
 Smith, Inc. Safekeeping            5,461,000       1.7        109,220
Merrill Lynch Pierce, Fenner &
 Smith, Inc./DS                     4,280,000       1.3         85,600
Montgomery Securities/(4)/            500,000        *          10,000
Morgan Stanley & Co. Inc.           4,750,000       1.5         95,000
NBD Bank, N.A.                        210,000        *           4,200
Nomura Int'l Trust Co.             14,500,000       4.5        290,000
Northern Trust Co.                  1,570,000        *          31,400
PaineWebber Incorporated            1,500,000        *          30,000
Prudential Securities, Inc.            10,000        *             200
Republic New York Securities
 Corp.                                665,000        *          13,300
Robertson, Stephens &
 Company LLC                          250,000        *           5,000
Saloman Brothers, Inc.              1,750,000        *          35,000
Sanwa Bank California               3,210,000        *          64,200
Societe Generale Securities
 Corp.                              3,250,000       1.0         65,000
State Street Bank                  15,025,000       4.6        300,500
Suntrust                              105,000        *           2,100
UBS Securities LLC                  6,900,000       2.1        138,000
Wagner Stott Clearing Corp.        13,850,000       4.3        277,000
First Trust NA                         70,000        *           1,400

_____________

*    Less than 1%.

(1) The information set forth herein is as of September 17, 1996 and will be updated as required.

(2) In addition to the amounts shown, there are approximately $48 million of Notes which were originally offered and sold to non-U.S. persons pursuant to Regulation S under the Securities Act. The holders of such Notes will be listed in a supplement to this Prospectus in the event that any such Notes are to be sold pursuant to this Prospectus.

(3) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $50.00 in principal amount of Notes per share of Common Stock.

(4) Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Montgomery Securities and J.P. Morgan & Co. served as Managers for the private placement of the Notes and served as underwriters in prior public offerings of the Company's securities.

     Information concerning the Selling Securityholders may change from time to time and will be set forth in supplements to this Prospectus. In addition, the per share conversion price, and therefore the number of shares of Common Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus, the aggregate principal amount of Offered Notes is $325 million and the number of shares of Common Stock into which the Offered Notes may be converted is 6,500,000 shares.

     It is not possible to predict the principal amount of Offered Notes or the number of shares of Common Stock that will be sold hereby. Consequently, it is not possible to predict the amount of Offered Notes or the number of shares of Common Stock that will be owned by the Selling Securityholders following completion of the Securities offered hereby.

                              PLAN OF DISTRIBUTION


     The Company will not receive any of the proceeds of the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom they may act as agent. The Selling Securityholders and any such underwriters who participate in the distribution of the Securities may be deemed to be underwriters, and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. At any time a particular offer of the Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commission or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     The Selling Securityholders and any other persons participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6, 10b-7 and 10b-21(T), which may limit the timing or purchases and sales of any of the Securities by the Selling Securityholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for a period of nine business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, dealers and agents and has agreed to indemnify the Selling Securityholders against certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania and Denver, Colorado.


                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Corporate Express, Inc. as of March 2, 1996 and February 25, 1995 and for the years ended March 2, 1996, February 25, 1995 and February 28, 1994 included in the report on Form 10-K of the Company for the fiscal year ended March 2, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in its report dated June 11, 1996. In its report, that firm states that with respect to Corporate Express of the East, Inc. (formerly Corporate Express of Delaware, Inc.) and subsidiaries, its opinion is based on the report of Arthur Andersen LLP, independent public accountants. The financial statements and financial statement schedule referred to above have been incorporated herein by reference in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

     The financial statements of Check Office Equipment Company as of February 29, 1996 and for the year ended February 29, 1996 incorporated herein by reference have been so included in reliance on the report dated August 30, 1996 of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Forms and Supplies Inc. as of December 31, 1995 and for the year ended December 31, 1995 incorporated herein by reference have been so included in reliance on the report dated February 21, 1996 of Horne CPA Group, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Virginia Impression Products Co., Inc. as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 incorporated herein by reference have been so included in reliance on the report dated March 4, 1996 of Schutrumpf & Koren, P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Dock Truck Express Inc., Pronto Delivery Service, Inc., and RUSHTRUCKING, Inc., incorporated by reference in this Form S-3 registration statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Miller Stationers Ltd. as of January 31, 1996 and for the year ended January 31, 1996 incorporated herein by reference have been so included in reliance on the report dated April 4, 1996 of KPMG, chartered accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Enbee Company as of December 31, 1995 and for the year ended December 31, 1995 incorporated herein by reference have been so included in reliance on the report dated February 26, 1996, except for Note 13 as to which the date is March 4, 1996, of McGee, Wheeler & Co., P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of ASAP Software Express, Inc. as of December 31, 1995 and 1994 and for the three years ended December 31, 1995 incorporated herein by reference have been so included in reliance on the report dated February 19, 1996, except Note 9 for which the date is April 22, 1996, of Ernst & Young L.L.P., independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements of Boulevard Office Products Inc. as at October 31, 1995 and for the year ended October 31, 1995 incorporated herein by reference have been so included in reliance on the report dated December 5, 1995 of Samson Belair Deloitte & Touche, chartered accountants, given on the authority of such firm as experts in auditing and accounting.

    No person has been authorized in connection with the offerings made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholder or any U.S. Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----


Prospectus Summary .....................................................   3

The Offering ...........................................................   6

Use of Proceeds ........................................................   8

Selected Consolidated Financial Data ...................................   9

Risk Factors ...........................................................  11

Description of the Notes ...............................................  16

Description of Capital Stock ...........................................  33

United States Taxation .................................................  35

Selling Securityholders ................................................  40

Plan of Distribution ...................................................  41

Legal Matters ..........................................................  42

Experts ................................................................  42

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the amounts of expenses in connection with the issuance of the Securities offered pursuant to this Registration Statement which shall be borne by the Company. All of the expenses listed below, except the Securities and Exchange Commission Registration Fee, represent estimates only.


                                                                   Estimated
                                                                   ---------
          Securities and Exchange Commission Registration Fee.....   $ 112,068.97
          Printing and Engraving Expenses.........................         *
          Accounting Fees and Expenses............................         *
          Legal Fees and Expenses.................................         *
          Miscellaneous Fees and Expenses.........................         *
                                                                     ------------
             Total................................................   $     *

          * To be provided by amendement.

Item 15.  Indemnification of Directors and Officers.

     Section 7-109-101, et seq., of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the corporation (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director, officer, employee, fiduciary or agent must have had no reasonable cause to believe his conduct was unlawful. Under Colorado law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director is adjudged liable to the corporation, or in a proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.

     The Company's Articles of Amendment and Restatement to the Articles of Incorporation and By-Laws provide that the Company shall indemnify its officers and directors to the full extent permitted by the law. The indemnification provisions in the Company's By-Laws are substantially similar to the provisions of Section 7-109-101, et seq. The Company has entered into agreements to provide indemnification for the Company's directors and certain officers consistent with the Company's Articles of Amendment and Restatement to the Articles of Incorporation and By-Laws.

Item 16.  Exhibits and Financial Statement Schedules


Exhibit
Number              Description
- ------              -----------


4.1 Indenture dated as of June 24, 1996 relating to the Company's 4 1/2% Convertible Notes due July 1, 2000 (including forms of Notes).
4.2 First Amendment to Indenture relating to the Company's 4 1/2% Covertible Notes.
4.3 Registration Rights Agreement dated as of June 24, 1996 by and among the Company and Alex. Brown & Sons Incorporated, Donaldson Lufkin & Jenrette Securities Corporation, Montgomery Securities and J.P. Morgan & Co.
5.1    Opinion of Ballard Spahr Andrews & Ingersoll.*
12.1   Statement Re Earnings to Fixed Charges.*
23.1   Consent of Coopers & Lybrand.
23.2   Consent of Horne CPA Group.
23.3   Consent of Schutrumpf & Koren, P.C.
23.4   Consent of Arthur Andersen LLP.
23.5   Consent of KPMG
23.6   Consent of McGee, Wheeler & Co., P.C.
23.7   Consent of Ernst & Young LLP.
23.8   Consent of Samson Belair Deloitte & Touche
23.9   Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5.1).
24.1   Power of Attorney (included on signature page).
25.1 Form T-1, Statement of Eligibility and Qualification of Bankers Trust Company.

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to Colorado law, the Registrant's Bylaws and the underwriting agreement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of that time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


- -----------------------------
*    To be filed by amendment

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on September 20, 1996.


                                           CORPORATE EXPRESS, INC.

                                    By: /s/ Jirka Rysavy
                                       -----------------------------------------
                                         Jirka Rysavy, Chairman of the Board and
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 20, 1996 by the following persons in the capacities indicated. Each person whose signature appears below hereby authorizes and appoints Jirka Rysavy, Robert L. King and Gary M. Jacobs, and any one of them, as his or her attorneys-in-fact, to sign and file on his or her behalf, in the capacities stated below, any and all pre-effective amendments and post-effective amendments to this Registration Statement.


           Signature                                       Title
           ---------                                       -----

 /s/ Jirka Rysavy                 Chairman of the Board and Chief Executive Officer
- -------------------------------   (Principal Executive Officer)
         Jirka Rysavy


 /s/ Robert L. King               President, Chief Operating Officer and Director
- -------------------------------
        Robert L. King


 /s/ Sam R. Leno                  Executive Vice President and Chief Financial Officer
- -------------------------------   (Principal Financial Officer)
         Sam R. Leno


 /s/ Joanne C. Farver             Vice President and Controller
- -------------------------------   (Principal Accounting Officer)
       Joanne C. Farver


 /s/ Janet A. Hickey              Director
- -------------------------------
       Janet A. Hickey


 /s/ Mo Siegel                    Director
- -------------------------------
          Mo Siegel

                                     II-3